Exhibit h-2(b)

January 6, 2012

State Street Bank and Trust Company

801 Pennsylvania

Kansas City, MO 64105

Attn: Investment Accounting

Ladies and Gentlemen:

Reference is made to the Investment Accounting Agreement between us dated as of March 31, 2010 (the “Agreement”).

Pursuant to Section 8.2 of the Agreement, this letter is to provide notice of the creation of an additional portfolio of Wasatch Funds Trust (the “Company”), namely the Wasatch Frontier Emerging Small Countries Fund (the “New Portfolio”).

We request that you act as your agent to perform certain investment accounting and recordkeeping functions under the Agreement with respect to the New Portfolio.

Please indicate your acceptance of the foregoing by executing two copies of this Agreement, returning one to the Company and retaining a copy for your records.

Very truly yours,

Wasatch Funds Trust

By:
Name: Russell L. Biles
Title: Vice President

Accepted:

State Street Bank and Trust Company

By:
Name: Mark Nicholson
Title: Senior Vice President